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                                   EXHIBIT 99

[GRAPHIC OMITTED]
INTEGRATED BUSINESS
SYSTEMS AND SERVICES, INC.
115 ATRIUM WAY, SUITE 228
COLUMBIA, SC  29223
(803) 736-5595   FAX  (803) 736-5639



MEDIA CONTACT                       INVESTOR CONTACTS
Lorri-Ann Carter                    Dian Griesel, Ph.D. / Juan Dominguez
CarterTodd & Associates, Inc.       The Investor Relations Group
803.779.4005                                212.736.2650
la@cartertodd.com                           TheProTeam@aol.com


   INTEGRATED BUSINESS SYSTEMS & SERVICES, INC. STOCK APPROVED FOR LISTING ON
                             NASDAQ NATIONAL MARKET

Columbia, SC - August 14, 2000 - Integrated Business Systems & Services, Inc.
(IBSS) announced today it has received approval from The Nasdaq Stock Market, Inc. for inclusion of its common stock on The Nasdaq National Market. The company will be listed on the Nasdaq under the symbol "IBSS" and trading of the stocks will begin August 15, 2000. The company's common stock is currently traded on the Over-the-Counter Bulletin Board (OCBB). IBSS was accepted for listing after meeting the more stringent quantitative and qualitative requirements of the Nasdaq National Market.

IBSS' CEO and President Harry Langley said, "A National Market listing reflects our company's continued growth and financial progress. We expect that the high visibility, efficiency and liquidity of the dynamic Nasdaq National Market will offer substantial benefits to our company, our shareholders and the investment community. The entry of IBSS into the Nasdaq National Market provides brokers and dealers with immediate access to the best bid, asked prices, and other information about the company's shares throughout the trading day."
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In addition to increased market visibility, the Nasdaq National Market listing gives the company the advantage of multiple dealers or market makers that compete to offer the best bid and asked prices. This system offers IBSS' investors important advantages over the system used by the national exchanges, such as the New York Stock Exchange (NYSE), which generally assign each security to a single dealer, or specialist, on the floor of the stock exchange.

ABOUT IBSS
IBSS provides value-added electronic business software products and services to manufacturers and other enterprises throughout the country that require the use of transaction processing technology and other technology connectivity solutions. Through its licensing, installation, and servicing of Synapse, IBSS' proprietary technology, the company brings a new paradigm to the middleware and integrated systems market. IBSS has the opportunity to establish Synapse as a standard because its architecture provides the framework that allows traditional businesses to easily and rapidly transition from the current way they do business to the new e-business paradigm. IBSS provides a line of Synapse-based products that include Synapse ManufacturingO for manufacturing plant automation; Synapse EAI+O for enterprise modeling and application integration; and Synapse B2BO for integrating a company's applications directly with its trading partners' Web sites and ERP or legacy systems. IBSS has offices in Columbia and Detroit. For more information about IBSS' products and services, call 800-553-1038 or visit www.ibss.net.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.
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